Exhibit (7)(jj)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT TO THE FUND PARTICIPATION AGREEMENT (the “Amendment”) is executed this          day of November, 2014 by and among SEI Insurance Products Trust (the “Trust”), SEI Investments Distribution Co. (“Distributor”) and Jefferson National Life Insurance Company (“Company”).

WHEREAS, the Trust, Distributor and Company are parties to a Fund Participation Agreement, dated November 1, 2013 (the “Agreement”);

WHEREAS, the parties wish to add Jefferson National Life Insurance of New York as a party to the Agreement;

WHEREAS, the parties desire to amend the Agreement on the terms and subject to the conditions provided herein;

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound herby, the parties hereto agree as follows:

1.             Jefferson National Life Insurance Company together with Jefferson National Life Insurance of New York are herein referred to as (the “Company”).

2.             Schedule B.  Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto containing the current and complete list of separate accounts and associated contracts participating in the Agreement.  Notwithstanding the foregoing, the Distributor will always retain the sole right to choose which Funds it shall make available to the Company for the acceptance of orders for the purchase or redemption of Shares pursuant to the Agreement as the Distributor may notify you from time to time.

3.              Ratification of Agreement.  Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.  Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

4.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.             Governing Law.  This Amendment shall be governed by and construed in accordance with the governing law provisions set forth in the Agreement.

IN WITNESS WHEREOF this Amendment has been executed as of as of the day and year first above written.

SEI Insurance Products Trust	Jefferson National Life Insurance Co.

By:	By:

Name:	Name:	Craig Hawley

Title:	Title:	General Counsel

SEI Investments Distribution Co.	Jefferson National Life Insurance of New York

By:	By:

Name:	Name:	Craig Hawley

Title:	Title:	General Counsel

Schedule B

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Contracts Funded by Separate Account

Jefferson National Life Annuity Account G	JNL 2300, JNL2300-1, JNL2300-2, JNL2300-3,

Jefferson National Life Annuity Account 1	JNL-2300-1-NY and any future series